Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Amy Jo Meyer	J.C. Weigelt
ameyer@sjm.com	jweigelt@sjm.com
Tel 651 756 3029	Tel 651 756 4347

St. Jude Medical Reports Third Quarter 2013 Results

ST. PAUL, Minn. – Oct. 16, 2013 – St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the third quarter ended September 28, 2013.

Third quarter highlights:
•	Net sales increased by approximately 3 percent on a currency neutral basis from the third quarter of 2012
•	Completed the acquisition of Endosense, which brings an innovative cardiac ablation catheter technology to St. Jude Medical
•	Adjusted net earnings per share increased by approximately 8 percent compared to the third quarter of 2012, and 12 percent on a currency neutral basis

Third Quarter Sales

The Company reported net sales of $1.338 billion in the third quarter of 2013, a one percent increase over net sales of $1.326 billion in the third quarter of 2012. Unfavorable foreign currency translation comparisons decreased third quarter sales by approximately $26 million. On a currency neutral basis, net sales increased by approximately 3 percent from the third quarter of 2012.

Commenting on the Company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “Our third quarter results demonstrate that we are successfully implementing our program to accelerate sales growth on a sustainable basis while strengthening our program with selective and disciplined acquisitions.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $682 million for the third quarter of 2013, a 1 percent decrease compared to the third quarter of 2012. After adjusting for the impact of foreign currency, total CRM sales were flat.

Of that total, ICD product sales were $418 million in the third quarter, a 1 percent increase compared to the third quarter of 2012. ICD revenue increased 2 percent after adjusting for the impact of foreign currency.

Second quarter pacemaker sales were $264 million, a 5 percent decrease compared to the third quarter of 2012. On a currency neutral basis, pacemaker revenue declined 3 percent.

Atrial Fibrillation (AF)

AF product sales for the third quarter totaled $235 million, a 7 percent increase over the third quarter of 2012. On a constant currency basis, AF product sales increased 10 percent in the third quarter of 2013.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $317 million for the third quarter of 2013, a 1 percent increase compared to the third quarter of 2012. On a constant currency basis, cardiovascular sales increased 4 percent compared to the third quarter of 2012.

Total structural heart product sales for the third quarter of 2013 were $149 million, up approximately 3 percent compared with the third quarter of 2012. On a constant currency basis, structural heart sales increased approximately 5 percent.

Sales of vascular products in the third quarter of 2013 were $168 million, a 1% decrease compared to the third quarter of 2012. On a constant currency basis, vascular product sales were up approximately 4 percent.

Neuromodulation

St. Jude Medical sales of neuromodulation products were $104 million in the third quarter of 2013, up approximately 3 percent from the prior year on a reported and currency neutral basis.

Third Quarter Earnings Results

In the third quarter, the Company recognized after-tax charges of $15 million, or $0.05 per share, primarily relating to acquisition-related costs and continued actions associated with our previously announced restructuring activities. The Company also recognized an income tax benefit of $15 million, or $0.05 per share, related to the settlement of domestic tax audits. Including these items, reported net earnings for the third quarter of 2013 were $262 million or $0.90 per share compared to reported net earnings for the third quarter of 2012 of $176 million or $0.56 per share. This represents a 61 percent increase in reported net earnings per share for the third quarter of 2013 compared to reported net earnings per share for the third quarter of 2012.

Adjusted net earnings for the third quarter of 2013 were $262 million, or $0.90 per share, an 8 percent increase compared to adjusted net earnings for the third quarter of 2012 of $0.83 per share. A reconciliation of the Company’s non-GAAP adjusted net earnings per share to the Company’s GAAP net earnings per share is provided in the schedules at the end of the press release.

Fourth Quarter and Full-Year 2013 Sales and Earnings Guidance

For the fourth quarter, St. Jude Medical expects revenue to be in the range of $1.315 billion to $1.395 billion. For the full year 2013, we expect total revenue to be in the range of $5.394 billion to $5.474 billion. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the fourth quarter and full-year 2013 by product category.

The Company expects its consolidated adjusted net earnings for the fourth quarter of 2013 to be in the range of $0.95 to $0.97 per share and for full-year 2013 consolidated adjusted net earnings to now be in the range of $3.72 to $3.74, increasing the lower end of the range by $0.02 and higher end by $0.01. A further reconciliation of the Company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The Company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, in-process research and development charges, impairment charges, restructuring charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation and resolution of audits by tax authorities) that vary in frequency and impact on the Company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the Company as well as to compare results of current periods to prior periods on a consolidated basis.

The Company provides constant currency sales growth because St. Jude Medical management believes that in order to properly understand the Company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales. St. Jude Medical management uses constant currency sales growth to forecast and evaluate the operational performance of the Company as well as to compare sales of current periods to prior periods.

Non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s third quarter 2013 earnings call can be heard live via webcast today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website sjm.com.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive, epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2013. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Third Quarter 2013 Sales and Reconciliation to Constant Currency Sales Growth
(in millions)
(unaudited)	3Q13 Sales	3Q12 Sales	Reported % Change vs. 3Q12	Constant Currency % Change vs. 3Q12	Reported $ Change vs. 3Q12	Constant Currency $ Change vs. 3Q12
Total Sales	$1,338	$1,326	1%	3%	$12	$38
Total International Sales	$692	$687
Total U.S. Sales	$646	$639
Worldwide Cardiac Rhythm Management	$682	$691	-1%	0%	-$9	$0
International Cardiac Rhythm Management	$322	$330
U.S. Cardiac Rhythm Management	$360	$361
Worldwide ICD	$418	$412	1%	2%	$6	$9
International ICD	$165	$165
U.S. ICD	$253	$247
Worldwide Pacemakers	$264	$279	-5%	-3%	-$15	-$9
International Pacemakers	$157	$165
U.S. Pacemakers	$107	$114
Worldwide Atrial Fibrillation	$235	$220	7%	10%	$15	$22
International Atrial Fibrillation	$139	$133
U.S. Atrial Fibrillation	$96	$87
Worldwide Cardiovascular	$317	$314	1%	4%	$3	$13
International Cardiovascular	$203	$203
U.S. Cardiovascular	$114	$111
Worldwide Neuromodulation	$104	$101	3%	3%	$3	$3
International Neuromodulation	$28	$21
U.S. Neuromodulation	$76	$80

St. Jude Medical, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(Unaudited)

	September 28, 2013	December 29, 2012
Cash and cash equivalents	$1,245	$1,194
Accounts receivable, net	1,399	1,349
Inventories	687	610
Other current assets	414	398
Property, plant & equipment, net	1,427	1,425
Goodwill	3,383	2,961
Other intangible assets, net	898	804
Other assets	512	530
Total assets	$9,965	$9,271

Current debt obligations	$66	$530
Other current liabilities	976	1,245
Long-term debt	3,403	2,550
Deferred income taxes, net	357	323
Long-term other liabilities	717	529
Total equity	4,446	4,094
Total liabilities & equity	$9,965	$9,271

St. Jude Medical, Inc.
Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended				Nine Months Ended

	September 28, 2013		September 29, 2012		September 28, 2013		September 29, 2012
Net sales	$1,338		$1,326		$4,079		$4,131
Cost of sales:
Cost of sales before special charges	383		348		1,123		1,073
Special charges	2		7		21		46
Total cost of sales	385		355		1,144		1,119
Gross profit	953		971		2,935		3,012

Selling, general & administrative expense	452		456		1,409		1,440
Research & development expense	172		170		505		518
Special charges	16		110		118		179
Operating profit	313		235		903		875
Other expense, net	17		19		248		67
Earnings before income taxes	296		216		655		808
Income tax expense	44		40		74		176
Net earnings	252		176		581		632
Net loss attributable to noncontrolling interest	(10)		0		(19)		0
Net earnings attributable to St. Jude Medical, Inc.	$262		$176		$600		$632
Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$262	(1)	$261	(2)	$800	(3)	$810	(4)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.90		$0.56		$2.08		$2.00
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.90	(1)	$0.83	(2)	$2.77	(3)	$2.56	(4)

Cash dividends declared per share	$0.25		$0.23		$0.75		$0.69

Weighted average shares outstanding- diluted	292.0		316.3		288.7		316.4

(1)

Third quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude after-tax charges of $15 million, or $0.05 per share, primarily related to acquisition-related costs and continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $22 was recorded as Cost of sales before special charges ($3), a Special Charge to Cost of sales ($2), Selling, general & administrative expense ($1) and Special charges ($16).

Third quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. also exclude an income tax benefit of $15 million, or $0.05 per share, related to the settlement of domestic tax audits.

(2)

Third quarter 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $80 or $0.25 per share:

-

$66 charges or $0.21 per share, primarily related to ongoing restructuring activities to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $94 was recorded as a Special Charge to Cost of sales ($7) and Special charges ($87).

	-	$14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.

Third quarter 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $5 of income tax benefit, or $0.02 per share, for the third quarter 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

(3)

First nine months 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $200 or $0.69 per share:

-

$113 charges, or $0.38 per share, primarily related to transaction costs, acquired inventory step-up amortization expense and other acquisition-related costs and continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $141 was recorded as Cost of sales before special charges ($4), a Special Charge to Cost of sales ($21), Selling, general & administrative expense ($4), Special charges ($83) and Other expense, net ($29).

	-	$14 charges, or $0.05 per share, related to a license dispute settlement charge. The associated pre-tax amount of $22 was recorded to Special charges.
	-	$8 charges, or $0.03 per share, related to intangible asset impairment charges. The associated pre-tax amount of $13 was recorded to Special charges.
-

$101 charges, or $0.35 per share related to debt retirement costs primarily associated with the make-whole provisions of long-term notes retired in the second quarter of 2013 prior to their scheduled maturities. The associated pre-tax amount of $161 was recorded to Other expense, net.

-

$21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

	-	$15 income tax benefit, or $0.05 per share, for the benefit related to the settlement of domestic tax audits.

(4)

First nine months 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $161 or $0.51 per share:

-

$122 charges or $0.39 per share, primarily related to ongoing restructuring activities to realign certain activities in our CRM business as well as costs primarily associated with continuing efforts to improve our sales and sales support organizations. The associated pre-tax amount of $174 was recorded as a Special Charge to Cost of sales ($46) and Special charges ($128).

	-	$14 impairment charges, or $0.04 per share, related to writing down acquired neuromodulation intangible assets to fair value. The associated pre-tax amount of $23 was recorded to Special charges.
	-	$25 charges, or $0.08 per share, related to a license dispute settlement charge. The associated pre-tax amount of $28 was recorded to Special charges.

First nine months 2012 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $17 of income tax benefit, or $0.05 per share, for the first nine months 2012 benefit relating to the federal research and development tax credit that was extended in 2013 retroactive to the beginning of the 2012 fiscal year.

2013 Earnings Guidance Reconciliation

	Fourth Quarter 2013		Full Year 2013

Estimated 2013 diluted net earnings per share attributable to St. Jude Medical, Inc.	$ 0.89 - $ 0.91		$ 2.97 - $ 2.99
Acquistion and restructuring related charges	0.06	(5)	0.44	(5)
License dispute settlement charge	—		0.05	(6)
Intangible asset impairment charges	—		0.03	(7)
Long-term debt redemption	—		0.35	(8)
Federal R&D tax credit extension	—		(0.07	)(9)
Settlement of domestic tax audits	—		(0.05	)(10)
Estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$ 0.95 - $ 0.97		$ 3.72 - $ 3.74

(5)

The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to transaction costs, acquired inventory step-up amortization expense and other acquisition-related costs, including a loss on a previously held cost investment, and ongoing business restructuring actions.

(6)

The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges recognized related to a license dispute settlement charge recognized in the second quarter of 2013.

(7)

The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges recognized related to intangible asset impairment charges recognized in the second quarter of 2013.

(8)

The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax expense recognized in the second quarter of 2013 related to debt retirement costs primarily associated with the make-whole provisions of long-term notes retired prior to their scheduled maturities.

(9)

The federal research and development tax credit was extended in 2013 retroactive to the beginning of the 2012 fiscal year. The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the tax benefit related to fiscal year 2012 recognized in the first quarter of 2013.

(10)

The Company’s above estimated 2013 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes an income tax benefit recognized related to the settlement of domestic tax audits recognized in the third quarter of 2013.